Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Leucadia National Corporation of our reports dated March 17, 2008, relating to the December 31, 2007 financial statements of HFH ShortPLUS Fund, L.P. and HFH ShortPLUS Master Fund, Ltd., which appear in Leucadia National Corporation’s Annual Report to Shareholders on Form 10-K for the year ended December 31, 2009.  We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
September 13, 2010